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                                                                    EXHIBIT 99.1


PENNCORP FINANCIAL GROUP                                                    NEWS
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                                                    Contact:
                                                    Joseph Kist
                                                    Broadgate Consultants, Inc.
                                                    (212) 232-2222
FOR IMMEDIATE RELEASE
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                PennCorp Financial Group Amends Credit Agreement

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NEW YORK, September 15, 1998 - PennCorp Financial Group, Inc. (NYSE: PFG)
announced today that as part of its continuing strategy to improve its financial flexibility, it has reached an agreement with its bank syndicate to amend its senior credit facility.

         PennCorp said that the amended credit agreement will support the Company's strategic plan to enhance liquidity and reduce debt through the sale of assets.

         The amended credit agreement provides for, among other things: the permanent reduction of bank debt with proceeds from asset sales; the Company's ability to retain, at any given point in time, up to $25 million in cash for parent company liquidity which may in turn be used to pay interest expense, ordinary holding company expenses, defined restructuring charges and to make capital infusions to subsidiaries if necessary; certain restrictions on the ability of the Company to repurchase or redeem subordinated indebtedness and capital stock and to pay dividends on capital stock; requires the Company to enter into one or more definitive agreements by December 31, 1998 for the sale of assets which would result in the paydown of bank debt of at least $100 million; a maximum leverage ratio of 46% through March 31, 1999, and 35% thereafter; and an interest coverage ratio of 1.4 to 1.0 through March 31, 1999, and 2.0 to 1.0 thereafter. The Company's leverage ratio as calculated under the terms of the credit agreement as of June 30, 1998 was 45.25%. Further, the amendment requires the consent of the bank lenders for the sale of the Penn Union companies if the total purchase price would be less than $225 million of which less than $175 million is in cash. The Company has agreed to





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an increase in the borrowing spread and other fees paid to the banks under the facility. Additionally, pursuant to the terms of the original bank agreement, the Company has pledged the capital stock of certain of its subsidiaries and surplus notes held by the Company and its non-insurance subsidiaries to collateralize the loan obligations.

         PennCorp Financial Group, Inc. is an insurance holding company. Through its subsidiaries, the Company underwrites and markets life insurance and accident and sickness insurance to the middle market through the United States and Canada.

         Cautionary Statement for purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: All statements, trend analyses and other information contained in this report or teleconferences relative to markets for PennCorp's products and trends in PennCorp's operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors contemplated by the forward-looking statements. Such factors include, among other things: (1) general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect the ability of PennCorp to sell its products, the market value of PennCorp's investments and the lapse rate and profitability of policies; (2) PennCorp's ability to achieve anticipated levels of operational efficiencies and cost-saving initiatives; (3) customer response to new products, distribution channels and marketing initiatives; (4) mortality, morbidity and other factors which may affect the profitability of PennCorp's insurance products; (5) changes in the Federal income tax laws and regulations which may affect the relative tax advantages of some of PennCorp's products; (6) increasing competition in the sale of insurance and annuities; (7) regulatory changes or actions, including those relating to regulation of insurance products and of insurance companies; (8) ratings assigned to PennCorp's insurance subsidiaries by independent rating organizations such as A. M. Best Company ("A.M. Best"), which the







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Company believes are particularly important to he sale of annuity and other accumulation products; (9) PennCorp's ability to successfully complete its year 2000 remediation efforts; and (10) unanticipated litigation. There can be no assurance that other factors not currently anticipated by management will not also materially and adversely affect the Company's results of operations.







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